Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-172234, No. 333-205547 and No. 333-224865 on Form S-8 of our reports dated April 20, 2021, (1) relating to the consolidated financial statements and financial statement schedule of Daqo New Energy Corp. and its subsidiaries (collectively, the "Company") and (2) the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 20-F of Daqo New Energy Corp. for the year ended December 31, 2020.

/s/Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

April 20, 2021